Exhibit 7.02

Execution Version

SHARE PURCHASE AGREEMENT

in relation to

all outstanding shares of

HIGH-GOLD WORLDWIDE LIMITED

by

WAYFORD ENTERPRISES LIMITED

(“Seller”)

and

FORTUNE ALTAS LIMITED

(“Purchaser”)

Dated: December 21, 2017

SHARE PURCHASE AGREEMENT

This Agreement is entered into by and between the following parties this 21st day of December, 2017:

1.                  WAYFORD ENTERPRISES LIMITED, a limited company incorporated under the laws of British Virgin Islands, with its registered address at XXXX (hereinafter referred to as the Seller),;

2.                   FORTUNE ALTAS LIMITED, a limited company incorporated under the laws of British Virgin Islands, with its registered address at XXXX (hereinafter referred to as the Purchaser);

(The above-mentioned Seller and Purchaser are hereinafter collectively referred to as the Parties);

Recital

(1)                                HIGH-GOLD WORLDWIDE LIMITED (hereinafter referred to as the Target Company) is a limited liability company under the laws of British Virgin Islands. As of the date of this Agreement, the Target Company has issued common stock of 100 shares with par value of USD1.00. The Seller is the legal and beneficial owner of the outstanding shares of the Target Company;

(2)                                Whereas, as of the date of this Agreement, the Target Company’s major assets are 19,853,538 common shares (hereinafter referred to as Target Common Shares) it held in Jupai Holdings Limited (a limited company incorporated in Cayman Islands);

(3)                              Whereas, on the basis of amicable negotiation between the Parties, the Seller agrees to sell the Shares for Sale (refer to the following definition thereof) and all the existing and subsequent rights and interests pertaining thereto and the Purchaser agrees to acquire the Shares for Sale under the terms and conditions set forth herein.

NOW THEREFORE, it is hereby agreed as follows:

1.                                     DEFINITION AND INTERPRETATION

1.1                              Unless otherwise stipulated herein, in this Agreement and the Schedules attached hereto, the following terms have the meaning defined as follows:

“This Agreement”	This Share Purchase Agreement and any modification and supplements thereof (if applicable);

“Business Day”

Days on which the banks in Hong Kong are open for ordinary business (except Saturday, Sunday, public holidays, and any day on which there is Black Rainstorm Warning in the period from 9:00 a.m. to 12:00 a.m. or there is Inland tropical storm wind warning of Grade 8 or above and the warning is not withdrawn before 12:00 a.m. in Hong Kong) or the days on which the banks in China are open for ordinary business;

“Closing”	The closing of transaction of the Shares for Sale based on Article 4 hereof;

“Closing Date”	Any date within seven days from the date when the preconditions listed in Article 4 are satisfied or waived by the Purchaser, or other date agreed by the Parties in writing;

“Transfer Price”	The price for the Shares for Sale and all the rights and interests pertaining thereto set forth in Article 3 hereof;

“Disclosure”	Information to be disclosed by the Seller to the Purchaser under this Agreement in the method stipulated herein or other methods;

“Encumbrance”

Any mortgage, pledge, encumbrance, lien, industrial transfer under the guarantee liability, claim, third party right and interest, other burdensome, priority, security interest, or other guarantee agreement, arrangement or any right or interest in any form related to existing or future assets, as guaranty for any person or company;;

“Hong Kong”	Hong Kong Special Administrative Region(HKSAR), China;

“Material Adverse Effect”	Serious damage or reasonably expected, potential damage to structure, financial conditions, business, assets or business prospects of the Target Company;

“Shares for Sale”	The outstanding share capital of the Target Company (namely 100 common shares) as of the date hereof to be sold by the Seller to the Purchaser under this Agreement;

“Affiliate”	Affiliate identified under the applicable accounting principles;

“Seller’s Warranties”	The representation, warranty and covenants related to the Seller set forth in Article 5 and Schedule 2;

“Taxes”

(i) Any tax in any form imposed any time in the USA, Hong Kong, China, British Virgin Islands or any other sites in the world, including, without prejudice to the generality of the foregoing, profit tax, pre-paid profit tax, salaries tax, property tax, death duty, capital levy, stamp duty, tax withholdings, rates, customs duties, VAT, and any other taxes, duties, import duties, levies, local levies, and any other sums to be paid to any tax authorities, customs and financial authorities of Hong Kong, China or any other area of the world;

(ii) Any compensation, subsidy, offsetting or reduction in calculation of profits that may be exempted under any regulations on taxation but are deprived of; and

(iii) Any expenses, interest, penalty, charges and expenditures to be paid or borne by the Target Company in connection with any taxes or any exemption, subsidy, offsetting or reduction of profits or tax sum;

“China”	The People’s Republic of China;

“US Dollars or USD”	Legal currency of the USA;

“%”	Percentage.

1.2                              Any reference to any legal provisions includes reference to any amendment and revision thereof and the modification of the application thereof made pursuant to other provisions from time to time (before or after the date of this Agreement), and the revised provisions (whether modified or not).

1.3                              Any clause or Schedule mentioned herein is those clause or Schedule of this Agreement, any sub-clause mentioned herein is the sub-clause of the related clause (except as otherwise designated). The Schedule attached hereto constitutes an integral part of this Agreement.

1.4                              Headlines are used only for convenience, and shall not affect the interpretation of this Agreement.

1.5                              In this Agreement, words in singular include words in plural, and vice versa; the words in any sex or neuter include the meaning in other sex, and any person mentioned herein includes corporate or non-legal person organization.

1.6                              Any documents subject to approval refer to the documents approved by the Parties or the representative thereof and executed by the Parties or the representative thereof.

2.                                     TRANSACTION OF THE SHARES FOR SALE

2.1                              Subject to the provisions made in this Agreement, the Seller, as the lawful and beneficial owner of the Shares for Sale, agrees to transfer the Shares for Sale on the Closing Date, and the Purchaser, relying on the warranties made by the Seller herein, agrees to purchase and acquire the whole (not part) of the Shares for Sale.

2.2                              When transferring the Shares for Sale, the Seller is the beneficial owner of the Shares for Sale with full powers, and the Seller confirms that the Shares for Sale are free of any mortgage, lien, encumbrance, any third party right and interest or any claim in any form, and the Shares for Sale include all the existing rights as of the date hereof and subsequent rights and any rights pertaining thereto, including, without limitation, the dividend and other distribution declared, distributed or paid as of the date hereof and thereafter.

3.                                     TRANSFER PRICE FOR THE SHARES FOR SALE

3.1                              The Seller is to sell the Shares for Sale for the Transfer Price of USD56,847,297. On the Closing Date, the Purchaser shall pay the price in cash or cheque that can be cashed in real time, or by remitting the funds to the bank account designated by the Seller.

4.                                     CLOSING

4.1                              On the date of dead line, the Closing of the Shares for Sale stipulated herein is to be made at the time and venue agreed by the Parties. The Parties shall bear the responsibilities provided in Schedule 3 when closing the transaction.

4.2                              Before the Closing, the Seller may share the profit of the Target Company and bear the loss thereof (including any existing or contingent liability as of the Closing Date). Upon the completion of the Closing, the Purchaser, as the shareholder of the Target Company, may share the profit of the Target Company and bear the loss thereof.

4.3                              Failure in Closing

If either Party (the “Breaching Party”) hereto fails to perform any provisions provided in Schedule 3 for any reason, the other party may take the following measures (without prejudice to any other rights and remedies it may have under laws and this Agreement):

(A)  To postpone the Closing to another Business Day; and the postponed Closing Date must be within 14 days from the original Closing Date, and Article 4 hereof and the Schedule 3 are applicable to the postponed closing.

(B)  To continue closing if applicable; provided that, it will not prejudice the non-breaching party’s right to claim against the Breaching Party as a result of the Breaching Party’s failure in Closing as provided in this Agreement.

(C)  To terminate this Agreement without liability of the Closing of the Shares for Sale, and the Breaching Party shall compensate the non-breaching party for any economic loss occurring or arising therefrom.

4.4                              In spite of the Closing, the clauses hereof to be performed after the Closing remain fully valid.

5.                                     REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND PURCHASER

5.1                              The Seller hereby unconditionally and irrevocably covenants to the Purchaser that all Seller’s Warranties as set out in Schedule 2 are fully accurate and true (the provisions of this clause shall survive the Closing), and acknowledge that the Purchaser’s entry into this Agreement rely on such Seller’s Warranties and that the Purchaser has the right to regard them as conditions to this Agreement.

5.2                              The Seller’s Warranties as set forth in each paragraph of Schedule 2 are separate and independent, and shall not be restricted by reference to the provisions or contents of this Agreement or any other paragraphs of the Schedules, unless it is expressly stipulated.

5.3                              Before the Closing, the Seller shall not take or omit to take, or permit taking or omission of any actions that would cause Seller’s Warranties untrue or misleading in any material aspects(except as may be required by the execution of this Agreement).

5.4                              The Seller warrants to Purchaser that, after the signing of this Agreement but before the Closing, if any act or matter is found inconsistent with any warranties, representations, covenants of the Seller or any provisions of this Agreement, or may constitute a serious violation, or a fact that contains material misleading information is found, the Seller must promptly disclose such findings to the Purchaser.

5.5                              The Seller hereby agrees that if any breach of warranties by the Seller causing the Purchaser to pay any sum or for reasonable costs or expenses, the Seller shall compensate the Purchaser and indemnify the Purchaser against any damages. But before the Purchaser pays the relevant sum, fee or expense, the Purchaser must notify the Seller in advance.

5.6                              Any warranties made “to the knowledge of the Seller “ may be deemed as made by the Seller of its knowledge and belief after proper, prudent and due diligent investigation.

5.7                              The Seller warrants and covenants to the Purchaser, and the Seller agrees that if the Seller fails to comply with the above Seller’s Warranties, Seller shall compensate any losses of the Purchaser caused by the violation of the aforementioned Seller’s Warranties on a one-yuan-to-one-yuan basis.

5.8                              Seller’s Warranties shall survive the Closing and continue to be valid for one year therefrom.

5.9                              In view of the shares to be sold by the Seller to the Purchaser , the Purchaser  makes the following warranties and covenants :

(A) The Purchaser has the right to enter into, deliver and perform this Agreement in the capacity of a contracting party, and has obtained all necessary authorizations from the companies, enterprises or business organizations, and/or governmental, administrative or other kinds of approvals, authorizations and exemptions required to take the aforementioned actions.

(B) The execution or performance of this Agreement by Purchaser or the exercise of any rights hereunder by Purchaser will not be in conflict with

(I)                         any laws, conditions and any other order which must be observed;

(II)                    any Articles of Association of Purchaser;

(III)               any agreement or document of any Purchaser as a party ; nor

(IV)                any agreement or document binding on Purchaser or its property.

(C) The Purchaser has sufficient resources to pay the Transfer Price.

6.                                     SELLER’S PRE-CLOSING OBLIGATIONS

6.1                              Before the Closing, the Seller as original shareholder of the Target Company, shall continue the ordinary course of business of the Target Company and, and  shall not engage in any transactions other than the ordinary course of business of the Target Company without Purchaser’s consent. Except otherwise expressly stated herein, the following issues must be subject to the Purchaser’s prior consent:

(A) to issue any shares or convertible notes of the Target Company, or to grant or grant by agreement of any equity interest;

(B) to sell major business or assets of the Target Company (including, but not limited to, the Target Common Shares);

(C) to make any distribution as decided by the Target Company of its distributable profits or make any payment of dividends;

(D) to modify the Articles of Association of the Target Company;

(E) to accept by Target Company of shares of other companies or the cooperation with other companies or joint ventures;

(F) to propose or enforce a mortgage loan or pledge on any part of the property, assets or unpaid capital of the Target Company, or issue corporate bonds or debenture shares, or access priority loans through any other normal trading credit other than in the ordinary course of business;

(G) to designate any person to act as director of the Target Company;

(H) to remove directors of the Target Company or modify the terms of  remuneration or employment of such directors;

(I) to cause the Target Company to bear a debt or payment liability more than 100,000 Hong Kong dollars; and

(J) to start up the voluntary winding-up process of the Target Company.

7.                                     CONFIDENTIALITY

7.1                              No Party shall make any announcement in respect of this Agreement or any related matters without prior written consent of the other Parties (such consent may not be unreasonably retained or delayed) except for any disclosure made in the following circumstances:

(A) The disclosure is made according to applicable laws, regulations, rules (including United States listing rules and Hong Kong listing rules), or the requirements of relevant government departments or regulatory bureaus or relevant court orders.

(B) The disclosure made but to directors, shareholders, Target Company, competent authorities at higher level of the disclosing party, or to the correspondence banks, legal, accounting or other professional consultants of the disclosing party or Target Company; or

(C) The disclosed information is known to the public other than the disclosing party’s default.

7.2                              The Parties hereto warrant not to disclose or divulge to any third party (except as required by their professional consultants, laws or any regulatory or supervising or government agencies, or relevant personnel or employees to the extent required by their working scope) the confidentiality of any Party’s operation, accounts, financing affairs or contractual arrangements of either party or any other intercourse or transaction or business. The parties shall and shall procure the above mentioned personnel do their utmost to prevent the disclosure of such Confidential Information.

8.                                     COSTS AND EXPENSES

8.1                              Purchaser and Seller agree to bear the average liability for the transfer of shares to be sold in Hong Kong or under any applicable law in accordance with the stamp duty payable (if any).

8.2                              Purchaser and Seller agree to bear their respective obligations of taxes, declarations and filing under Chinese laws in accordance with relevant laws and regulations of the People’s Republic of China (if any).

8.3                              Purchaser and Seller shall bear its own legal and other fees, charges and expenses arising from or relating to the negotiation, drafting or delivery of this Agreement and all matters contemplated in this Agreement.

9.                                     NOTIFICATIONS AND OTHER COMMUNICATIONS

9.1                              Any Party hereto needs to give notice to the other Party, should it be sent to under listed address (or other address at which the recipient gives five days’ prior in written notice to the sender) specially in person or by registered letter of prepaid postage, or by telex or facsimile to the following telex or facsimile number shall be deemed to have been effectively served:

If  to Seller

Address: XXXX

Fax: XXXX

Attention: XXXX

If to Purchaser

Address : XXXX

Fax: XXXX

Attention: XXXX

9.2                              The notice delivered in person shall be deemed to have been delivered upon receiving. Notice served by telex or fax will be deemed to have been delivered upon receipt of the response code / fax confirmation. The notice delivered by registered letter of prepaid postage will also be deemed to have been delivered upon forty-eight hours after sending (if sent to overseas, then ten days later) . In certifying delivery, it is only necessary to prove that the notice has been properly addressed, delivered or sent (as the case may be).

10.                              APPLICABLE LAW AND JURISDICTION

10.1                       This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

10.2                       The Parties hereto irrevocably accept the non-exclusive jurisdiction of the courts of Hong Kong; provided that this Agreement may be enforced by any competent judicial jurisdiction court.

11.                              GENERAL PROVISIONS

11.1                       This Agreement (together with any documents referred herein) shall constitute a complete agreement of the Parties hereto. This Agreement shall supersede any intent, expression and understanding previously made by the Parties in respect of the transaction contemplated hereunder. The Parties hereby represent that any changes and amendments made to this Agreement shall be valid only if such changes and amendments are in written form.

11.2                       All representations and warranties set forth herein are integral to this Agreement and, shall remain in full force so long as such representations and warranties have not been fully performed as of the Closing.

11.3                       Any grace period or moratorium granted by one Party to the other does not therefore mitigate or limit the rights authorized to the Party by this Agreement. In the event that either Party waive the nonperformance of any other Party, this shall not be deemed as a waiver of recourse against the other Party in terms of any nonperformance thereafter.

11.4                       The Parties shall make and enter into, or ensure to make and enter into, any further actions, behaviors, matters and documents required for the execution of this Agreement to cause any transactions contemplated hereunder to be fully performed. In the case that any of the terms of this Agreement is determined as invalid, illegal or unenforceable by any court or tribunal or administrative tribunal wherever is competent, these terms, as permitted by applicable law, are deleted from this Agreement and shall not be affect the validity, legality or enforceability of any other clauses herein, and the other clauses still remain in force.

11.5                       The Parties hereto may, jointly or severally, sign this Agreement, and the Agreement so signed jointly or severally shall be deemed as and constitute a valid agreement, provided, however, that this Agreement shall come into force upon duly signing by authorized representatives of the Parties, jointly or severally. The duplicates of this Agreement separately signed by the Parties shall constitute a complete Agreement.

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SCHEDULE 1

General Information of Target Company

A. Information of Target Company

Company Name	:	High-Gold Worldwide Limited

Company Form	:	A private limited company registered in the British Virgin Islands

Company Number	:	1951364

Place of Incorporation	:	British Virgin Islands

Registered Office	:	XXXX

Issued Capital Stock	:	USD 100

		Name of Shareholder	Amount of Holding Shares

		Wayford Enterprises Limited	100

Director(s)	:	Zhou Xin

Affiliate	:	Nil

SCHEDULE 2

Seller’s Representations, Warranties and Undertakings

The Seller hereby represents, warrants and undertakes to the Purchaser, and such warranties, representations and undertakings, whether on the Agreement date or at Closing, are true and accurate:

Unless the context otherwise provided, in this Schedule:

(A)                              The provisions of Article 1 of the Agreement to which this Schedule attaches shall be applicable to explain the words and expressions herein; and

(B)                              To the extent that no words or expressions have been defined in Article 1 above, but given in Company Ordinance, the definitions referred in such Company Ordinance shall be applicable to explain the words and expressions herein.

1.                                     GENERAL MATTERS

1.1                              The matters contained in the recital, schedules and disclosure letters (if any) of this Agreement are correct and accurate.

1.2                              All documents and data provided by the Seller to the Purchaser and to be provided regarding the Target Company shall be accurate, complete and effective in all material respects as of the date of signing this Agreement up to the Closing Date.

1.3                              To the knowledge of the Seller, no material particulars or circumstances in relation to the Target Company have not been fully and fairly disclosed to the Purchaser, provided that such material particulars or circumstances, upon disclosing, may affect the decision of the Purchaser to enter into this Agreement in a reasonable manner.

1.4                              To the knowledge of the Seller, all liabilities, encumbrances, undertakings and financial guarantees, including incurred liabilities and contingent liabilities, such as pending litigations and claims, etc., in relation to the Target Company have been fully disclosed to the Purchaser. As of the date of this Agreement, the Target Company does not have any  liabilities, encumbrances, undertakings or financial guarantees.

2.                                     COMPLIANCE WITH LAW

2.1                              All company business or other documents required to be filed or registered by the Target Company in accordance with the laws and regulations of the jurisdiction in which it is incorporated shall be properly filed and registered.

2.2                              The Articles of Association of the Target Company and articles thereof and the other incorporated documents have been provided to the Purchaser, and all such documents are complete and accurate in all material respects and all legal and procedural requirements in relation to such documents have been properly observed.

3.                                     ABOUT THE SELLER

3.1                              The Seller shall be entitled to, in the capacity of a contracting party, enter into, deliver and perform this Agreement, and has obtained all necessary authorizations from the companies, enterprises or business organizations, and/or governmental, administrative or other kinds of approvals, authorizations and exemptions required to take the aforementioned actions.

3.2                              Upon signing, this Agreement constitutes a legal, valid and binding obligation on the part of the Seller; the Parties may enforce such clauses in accordance with the terms herein and may, at any time, execute at any courts of Hong Kong, BVI and as the case may be, other courts of competent jurisdiction.

3.3                              The signing and performing of this Agreement or exercising the rights hereunder by the Seller will not (i) contradict with any laws, conditions and other orders to which it must observe; (ii) contradict with any Articles of Association of the Seller; (iii) contravene with any agreements and documents to which the Seller is a party, and (iv) contradict  with any agreements and documents binding the Seller or its property.

4.                                     SHARES FOR SALE

4.1                              Shares for Sale are all issued share capital of the Target Company. The descriptions of the Target Company in Schedule 1 are complete and accurate.

4.2                              In respect of the Shares for Sale, the Seller hereby represents and warrants that:

(A)       Such Shares for Sale have been contributed in accordance with the Articles of Association of the Target Company. Such Shares for Sale are legally, effectively and beneficially fully owned by the Seller. Such Shares for Sale are clear of, and will not be affected by, any encumbrance, and shall have any rights and power to which such Shares for Sale are entitled, and the Shares for Sale can be transferred by the Seller at will without consent of any third parties; and

(B)       Such Shares for Sale are free from any encumbrances, and the Seller shall sell and transfer the Shares for Sale and any rights and interests attached therewith to the Purchaser.

5.                                     MATTERS REGARDING TARGET COMPANY

5.1                              In respect of the Target Company:

(A)                              The Target Company is duly incorporated and organized as a corporation and existing under the laws of the jurisdiction where it is established, and has full power, authority and legal rights to have its assets and operate individual business thereof. To the knowledge of the Seller, the Target Company has neither been filed to be received or wound up nor to apply for liquidation against any Target Company. Further, there is no grounds for a petition to be filed against any Target Company with respect to the liquidation or appointment of property receiver, or adopted any of the resolutions, orders or appointments;

(B)                              The Target Company has not materially breached its Articles of Association and other charter documents;

(C)                              No branches, agencies or business addresses or any resident offices has been set up by the Target Company in any other places except for BVI.

(D)                              The Register of Shareholders of the Target Company and other statutory books have been duly maintained in which contain accurate and complete records of the matters to be dealt with;

(E)                               The Minutes of the Board of Directors and the General Meeting of the Target Company have included any and all material motions and complete and accurate records of the Board of Directors and the General Meeting of the company, and no material motions adopted by the Board of Directors of the General Meeting of the company haven’t been recorded in the Minutes.

(F)                                At the Closing, representations and warranties in respect of the Target Company as set forth in Schedule 1 are true, accurate and complete in every respect;

(G)                              The Target Company has not entered into any deeds, options, subscription rights or other obligations in respect of its share capital, whether issued or not, or the issue of any shares, debentures, subscription rights, share options or other similar securities;

(H)                             All deeds of title relating to the assets of the Target Company and all the signed deeds of the Target Company to which it is a party, and the original of other significant documents owned or supposed to be kept by the Target Company, shall be maintained by the Target Company; and

(I)                                  There are no options, purchasing right, mortgage, lien, pledge or other forms of guarantees, encumbrance or third-party interests that may cause to or affect the unissued shares of any Target Company; no contracts or undertakings have been entered into or given to cause any rights or circumstances above. No person who can benefit from the rights above has been claimed by the Target Company or such rights may be exempted or been fully performed or remain in force.

(J)                                  The major asset of the Target Company is the Target Common Shares. The Target Company is the legal and beneficial holder of the Target Common Shares and entitled to dispose of the Target Common Shares. The Target Common Shares are clear of any form of encumbrance or third-party interests; no contract or promise has been given resulting in any of the above rights or circumstances.

(K)                              Except for the Target Common Shares, the Target Company shall neither have any other real assets nor have affiliates or foreign investment.

6.                                     ACCOUNTS

6.1                              In the case that the Target Company has prepared accounts, then such accounts shall have been prepared in accordance with all relevant statutory requirements and under Generally Accetped Principles and applicable practices, and shall, in all material aspects, reflect the affairs of the Target Company or performance and profit and loss of the period as at the date of audited accounts.

6.2                              The Target Company has neither liabilities nor contingent liabilities nor has it been aware of any events which may have a Material Adverse Effect on its property, operation and finance.

7.                                     ASSETS AND LIABILITIES

7.1                              The property, assets, business, goodwill or uncalled capital stock of the Target Company are not subject to any subscription rights, mortgages, liens or creditor’s right of real estate or pre-emptive rights restrictions, and the Target Company does not agree to grant the aforementioned.

7.2                              All assets included in the accounts are owned, used and held by the Target Company. Such assets:

(A)                              are legally and beneficially owned by the Target Company without any mortgage, lien, pledge or other similar encumbrances, instalment  agreements or delayed payment agreements or free from the notes used for sale or creation of liens and encumbrances;

(B)                              are occupied and controlled by the Target Company;  and

(C)                              include all assets, articles and rights (including registered intellectual property) necessary to carry on the business of the Target Company.

7.3                              All material contracts, permits, approvals or other documents that record or confirm the rights of the Target Company or other important documents for the exercise of these rights, are maintained and controlled by the Target Company and properly transferred to the Purchaser.

8.                                     LITIGATION

8.1                              To the knowledge of the Seller, the Target Company does not involve in (and the directors of the Target Company does not involve in related to the business of the Target Company) any other litigations, arbitrations or other legal procedures or any procedures or hearing in relation to any statutory or governmental institutions, departments, bureaus or agencies (collectively, “Relevant Procedures”), where Relevant Procedures may materially affect the finance or state of operation of the Target Company. In the meanwhile, the Seller has made all reasonable inquiries and is not aware of any other material litigations, arbitrations or other legal procedures pending or threatened to be conducted or any other fact that could lead to such proceedings.

8.2                              To the knowledge of the Seller, no judgment or order of court remains  unperformed by the Target Company.

SCHEDULE 3

Matters to be Conducted at Closing

1.                                     The Seller shall deliver, or procure to deliver the documents hereinafter to the Purchaser at Closing:

(A)                              Instrument of transfer duly signed by the Seller in relation to such transfer of Shares for Sale to the Purchaser or its nominee, and the documents applicable for transferring the ownership of such Shares for Sale (including but not limited to forms, instruments, certificates etc., if any), which are conducive to registering at Closing by the Purchaser.

(B)                              Minutes of the meetings duly convened and held with following resolutions that have been duly adopted by the Board of Directors of the Target Company, and such Minutes must be duly signed with the form and contents reasonably accepted by the Purchaser:

(I)                                  The Shares for Sale will be transferred to the Purchaser or its nominee;

(II)                             Registration of books related to the transfer to the Target Company, which will cause the Purchaser and/or its nominee to be registered as a shareholder of Target Company in the Register of Shareholders;

(III)                        Appointment of the individual or company to whom the Purchaser has nominated as a director of the Target Company and its affiliate; and

(IV)                         The arrangements that the bank accounts of all existing Target Company, if any, have been cancelled, and related accounts are about to reestablished as per the form designated by the Purchaser.

(C)                              The letter of resignation of original director of the Target Company designated by the Purchaser with the form and contents substantially accepted by the Purchaser;

(D)                              Confirmation Letter, indicating the change of contact of agent BVI of the Target Company;

(E)                               Other documents or books that may be reasonably required by the Purchaser.

(F)                                All statutory and other books, records, accounts, document seals, stamps, checkbooks, bank account records and documents of the Target Company, unissued securities and stubs of the issued shares and all legal and other financial statements of the Target Company, as well as the other objects of the Target Company and those contracts, agreements preserved by the Seller on behalf of the Target Company, etc.

SIGNATURE PAGE

Seller:

/s/ Xin Zhou
Name of Authorized Representative: Xin Zhou
Title: Director

Purchaser

/s/ Jianda Ni
Name of Authorized Representative: Jianda Ni
Title: Director